Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 (File No. 333-187896) and related Prospectus of Ovascience, Inc. for the registration of up to 3,888,880 shares of its common stock and to the incorporation by reference therein of our report dated February 25, 2013, with respect to the consolidated financial statements of Ovascience, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, MA
August 28, 2013